                                                                  EXHIBIT 10.43


                     THIRD AMENDMENT TO AGREEMENT OF LEASE


     THIS THIRD AMENDMENT TO AGREEMENT OF LEASE ("Amendment") is made on this 31st day of August, 2000, by and between METRO PARK I, LLC, a Delaware
----        ------
limited liability company ("Landlord") and COMTEQ FEDERAL, INC., a Maryland corporation ("Tenant").


                                  BACKGROUND


     A. Rockville Office/Industrial Associates ("ROIA") entered into a certain Agreement of Lease, dated November 1, 1996 (the "Original Lease"), pursuant to which ROIA leased to Tenant certain premises consisting of approximately 4,169 rentable square feet (the "Original Premises") located at 7503 Standish Place, Rockville, Montgomery County, Maryland. The Original Premises is more fully described in the Original Lease.

     B. On November 12, 1996, ROIA and Tenant entered into a certain First Amendment to Lease Agreement ("First Amendment"), pursuant to which the terms and conditions of the Original Lease were amended to reflect an extension in the term of the Original Lease and an increase in the amount of Base Rent due under the Original Lease.

     C. After the execution of the First Amendment, Metro Park I, LLC, succeeded to the right, title and interest of ROIA in and to the Original Premises and all of ROIA's right, title and interest as the "Landlord" under the Original Lease and the First Amendment was assigned to Metro Park I, LLC.

     D. On March 31, 1998, Landlord and Tenant entered into a certain Second Amendment to Lease and Extension of Term "(Second Amendment"), pursuant to which the terms and conditions of the Original Lease were amended to reflect (i) an extension in the term of the Original Lease (ii) the leasing of additional space consisting of approximately 4,017 rentable square feet of space adjoining the Original Premises (the "Added Premises") at 7503 and 7505 Standish Place, Rockville, Montgomery County, Maryland (the Added Premises and the Original Premises shall be collectively referred to as the "Premises"), and (iii) other modifications to the Original Lease, as more fully described in the Second Amendment.

     E. The Original Lease First Amendment and Second Amendment are collectively referred to as the Lease in this Amendment.

     F. Landlord and Tenant desire to amend the Lease (I) to expand the Premises by adding 2,010 rentable square feet of space at 7501 Standish Place (the "Additional Premises"), as such space is more particularly shown outlined and hatched in black on the floor plan attached hereto as Exhibit A, and (ii) to
                                                          ---------
otherwise modify and amend the Lease, all as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Demise of Additional Premises.
          -----------------------------

          a. Landlord hereby leases, demises and lets unto Tenant the Additional Premises, and Tenant hereby takes and hires the Additional Premises from Landlord, for the period commencing on the later of (i) July 1, 2000, or
(ii) the date on which possession of the Additional Premises is delivered to Tenant (as applicable, the "Additional Premises Commencement Date"), and expiring at midnight on March 31, 2003 (the "New Expiration Date"). Effective on the Additional Premises Commencement Date, the Additional Premises shall (i) be added to and become a part of the Premises, which shall then contain an aggregate of 10,196 rentable square feet (as agreed by Landlord and Tenant), and
(ii) be governed by all of the provisions of the Lease, as amended hereby. Tenant hereby agrees to accept the Additional Premises in its "AS IS" condition as of the Additional Premises Commencement Date. Tenant acknowledges that neither Landlord, nor Landlord's agents, representatives, employees, servants or attorneys have made or will make any representations or promises, whether express or implied, concerning the condition of the Additional Premises, and agrees that Landlord shall have no obligation to make any alterations or improvements to the Additional Premises.

          b. If the Additional Premises Commencement Date does not occur on July 1, 2000, (I) the New Expiration Date shall not be changed, unless Landlord so elects by notice to Tenant, and (ii) Landlord and Tenant shall execute a confirmation of the commencement date, the expiration date and other matters in substantially the form of Exhibit B hereto within ten (10) days after request by
                          ---------
the other to do so. Any failure by either party to respond within such time shall be deemed an acceptance of the matters as set forth in the confirmation. If Tenant disagrees with Landlord's adjustment of the Additional Premises Commencement Date, Tenant shall pay Rent and perform all other obligations commencing on the date determined by Landlord, subject to refund or credit when the matter is resolved.

     2.   Adjustment of Base Rent and Additional Rent
          -------------------------------------------

          a. Effective on the Additional Premises Commencement Date, Tenant shall pay to Landlord for the Additional Premises yearly Base Rent equal to $47,235.00, in monthly installments equal to $3,936.25, which is equal to $23.50 per rentable square foot. Such Base Rent shall be in addition to the yearly Base Rent due for the balance of the Premises (until the expiration of the term of the Lease with respect to such space). On last day of the month in which the first anniversary of the Additional Premises Commencement Date occurs and on the same date each calendar thereafter included in the term of the Lease, the Base Rent for the Additional Premises shall be increased by an amount equal to the product of (A) the yearly Base Rent due for the Additional Premises for the twelve month period then ending, and (B) three percent (3%).

          b. Effective on the Additional Premises Commencement Date, Tenant's Share shall be increased to reflect the addition of the Additional Premises from 4.9% percent to 6.1% percent, which is the ratio that the rentable square foot area of the Premises (i.e. 10,196 rentable square feet, as agreed by Landlord and Tenant) bears to the total rentable square foot area of the Building (i.e. 166,760 rentable square feet, as agreed by Landlord and Tenant). In addition to the Base Rent payable by Tenant under paragraph (a) above, Tenant shall pay to Landlord with respect to the Additional Premises, at the times and in the manner set forth in the Lease, an amount equal to (i) Tenant's Share of Taxes in excess of Taxes for the 2000 calendar year, and (ii) Tenant's Share of Expenses in excess of Expenses for the 2000 calendar year, excluding any Expenses for the Base Year that are non-recurring.

     3.   Extension of Term.  The term of the Lease with respect to the balance
          -----------------
of the Premises is hereby extended until the New Expiration Date, and all references in the Lease to the Expiration Date shall be deemed to mean the New Expiration Date. All provisions of the Lease, as amended hereby and except as otherwise expressly set forth herein, shall apply to such extended term.

     4.   Brokers.  Landlord and Tenant each represent that it has not dealt
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with any broker, agent, finder or other person in connection with the negotiation for or the obtaining of this Amendment, and that no broker, agent, finder or other person brought about the transaction contemplated by this Amendment, other than Insignia/ESG. Landlord and Tenant shall indemnify, defend and hold the other harmless from and against any and all claims, lawsuits, liabilities, damages and costs, including attorneys' fees, incurred by the other by reason of any breach of the foregoing warranty. Landlord shall pay Insignia/ESG any commission earned by it in connection with this Amendment pursuant to a separate agreement.

     5.   Ratification of Lease.  Except as specifically modified by this
          ---------------------
Amendment, all of the provisions of the Lease are hereby ratified and confirmed to be in full force and effect, and shall remain in full force and effect, including, without limitation, all remedies reserved to Landlord, with which remedies Tenant hereby acknowledges complete familiarity, and which remedies are incorporated herein by reference as though set forth in their entirety.

     6.   Binding Effect.  This Amendment shall be binding upon, and shall inure
          --------------
to the benefit of Landlord and Tenant and their respective heirs, executors, personal representatives, administrators, successors and permitted assigns.

     7.   Governing Law.  This Amendment shall be governed by and construed in
          -------------
accordance with the laws of the State of Maryland.

     8.   Offer.  The submission and negotiation of this Amendment shall not be
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deemed an offer to enter the same by Landlord (nor an option or reservation for the Additional Premises), but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Amendment constitutes a firm offer to enter the same which may not be withdrawn for a period of ten (10) days after delivery to Landlord. During such period and in reliance on the foregoing, Landlord may, at Landlord's option, deposit any Security Deposit and Rent, proceed with any plans, specifications, alterations or improvements, and permit Tenant to enter the Additional Premises, but such acts shall not be deemed an acceptance of Tenant's offer to enter this Amendment, and such acceptance shall be evidenced only by Landlord signing and delivering this Amendment to Tenant.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed by their respective duly authorized representatives as of the day and year first above written.


                              METRO PARK I, LLC,
                              a Delaware limited liability company



                              By: Not legible
                                  -----------
                                  Name:
                                  Its: Authorized Signatory



(Corporate Seal)              By: /s/ Janet Giuliani
                                 -------------------------------------
                                 Name: Janet Giuliani
                                 Its: Authorized Signatory



                              COMTEQ FEDERAL, INC.



                              By: /s/  Gary Sorkin
                                 -------------------------------------
                                 Name:  Gary Sorkin
                                 Title: President



(Corporate Seal)              Attest: /s/ Scott Shulman
                                          -------------
                              Name:       Scott Shulman
                              Title:      Controller

                                   EXHIBIT A



                  [Attach Diagram of the Additional Premises]